Exhibit 99.1

FIRST KEYSTONE ANNOUNCES THIRD QUARTER EARNINGS

Berwick, Pennsylvania – October 31, 2014 - First Keystone Corporation (OTCQB: FKYS), parent company of First Keystone Community Bank, reported net income of $2,383,000 for the three months ended September 30, 2014, as compared to $2,155,000 for the same period in 2013. Earnings per share for the third quarter of 2014 were $0.43 versus $0.39 for the third quarter of 2013, an increase of 10.3%. Dividends paid were $0.26 per share, the same as the third quarter of 2013.

President and CEO Matthew P. Prosseda reported, “Net interest margin continues to be squeezed in this low interest rate environment. Net interest income, in dollars, was higher in the quarter and year-to-date due to growth in earning assets, primarily loans and investments. We continue to add new commercial and residential mortgage relationships during the last 12 months.”

Total assets increased to $905,685,000 as a result of increases in both the loan portfolio and the investment portfolio. Net loans increased by $39,119,000, or 8.9% from September 30, 2013. Available-for-sale investment securities were up $25,788,000 or 8.2%. Non-interest bearing deposits increased by 17.9% while total deposits decreased by 1.5%. Total deposits decreased primarily due to runoff of a portion of jumbo certificates of deposit.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank is celebrating its 150th anniversary being an independently owned community bank since 1864. The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties. The newest branch in Shickshinny, Pennsylvania opened in December 2013.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.

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